EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form F-4 (Amendment No. 6) of The Flexi Group Holdings LTD of (i) our report dated June 12, 2023, relating to the financial statements of The Flexi Group Ltd. for the years ended December 31, 2022 and 2021, (ii) our report dated February 10, 2023, relating to the financial statements of Common Ground Works Sdn. Bhd. for the years ended December 31, 2021 and 2020, and (iii) to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

November 22, 2023